SABRE CORPORATION
2020 CASH LONG-TERM INCENTIVE AWARD AGREEMENT
THIS AWARD AGREEMENT, made as of this [•] day of [•] between Sabre Corporation (the “Company”) and <NAME> (the “Participant”).
WHEREAS, the Company has adopted the Sabre Corporation 2019 Omnibus Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its stockholders by providing the employees of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company.
WHEREAS, Section 8 of the Plan provides for the Grant to Participants of Cash Incentive Awards.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1. Grant of Cash Award Opportunity. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a Target Cash Award of $[•]. The actual amount of the Target Cash Award that vests and is earned by the Participant (the “Earned Award”) may vary from the Target Cash Award set forth herein, based on the achievement of certain performance targets as described in Appendix A hereto (the “Strategic Deliverables”) during the period from January 1, 2020 through December 31, 2021 (the “Performance Period”).
2. Grant Date. The Grant Date of the Target Cash Award is [•].
3. Determination and Vesting of Earned Award.
(a) The Committee will determine the amount of the Earned Award following the completion of the Performance Period, based on the level of achievement of the Strategic Deliverables. The amount of the Earned Award will range from 0% to 100% of the Target Cash Award.
(b) One hundred percent (100%) of the Earned Award will vest on March 15, 2022 (the “Vesting Date”), subject to the Participant’s continued Employment through the Vesting Date. In the event the Participant’s Employment terminates for any reason other than a Qualifying Termination prior to the Vesting Date, the Participant will forfeit all of the Target Cash Award and the Earned Award will be $0.
(c) In the event the Participant’s Employment terminates in a Qualifying Termination, the Target Cash Award shall be treated in accordance with Section 12 of the Plan, it being understood that the Earned Award will equal 100% of the Target Cash Award.
4. Settlement. Settlement of the Participant’s Earned Award will be made in the form of a cash payment in an amount described in Section 3(a) above no later than the fifteenth day of the third month following the last day of the year in which the Vesting Date occurs (the “Settlement Date”); provided, that in the event of a Qualifying Termination, the Earned Award will be paid as soon as practicable and no later than forty-five (45) days following such Qualifying Termination. For purposes of clarification, if a Participant’s employment terminates after the Vesting Date but prior to the Settlement Date, the Participant’s Earned Award will remain vested and be subject to settlement by the Company.
5. No Rights as a Stockholder. The Participant shall have no right as a stockholder of the Company by virtue of this Award.
6. Transferability. Subject to any exceptions set forth in the Plan, the Target Cash Award and the rights represented thereby may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than the Company), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the Target Cash Award will be forfeited by the Participant and all of the Participant’s rights to such Target Cash Award shall immediately terminate without any payment or consideration from the Company.
7. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.
8. Taxes. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arises in connection with the Target Cash Award or the Earned Award in accordance with Section 15 of the Plan.
9. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
11. No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Target Cash Award. The rights or opportunity granted to the Participant on the making of an Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either:(i) the Participant giving or receiving notice of termination of his or her office or employment; (i) the loss or termination of his or her office or Employment with the Company or its Subsidiaries for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.
12. Data Privacy.
(a) The Participant hereby acknowledges that he or she has been notified of the processing of the Participant’s personal data by or on behalf of the Company, the Employer and/or any Subsidiary or Affiliates as described in this Agreement and any other Award grant materials (the “Personal Data”) and, if employed by a European and/or UK affiliate of the Company, has received a Privacy Notice provided by or on behalf of the Employer explaining how his/her Personal Data has been collected and will be used including for the purposes of the grant of Awards. Where applicable for other Participants based outside Europe and/or the UK, the Participant hereby consents to the processing of his/her Personal Data as described in this Agreement and any other Award grant materials. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Agreement, the Participant understands that the Company is the data controller of the Participant’s Personal Data (as defined under applicable European/UK data protection laws).
(b) Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Subsidiaries or Affiliates, details of all Awards or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data is to comply with the Company’s contractual obligations to the Participant and also to comply with its legal obligations as set out in the Privacy Notice. Where applicable for Participants employed outside Europe/the UK, the Participants hereby consent to the use of the Personal Data for these purposes.
(c) Stock Plan Administration Service Providers. The Participant understands that the Company transfers the Participant’s Personal Data, or parts thereof, to Morgan Stanley Smith Barney (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Company in a similar manner. The Participant understands and acknowledges that the Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d) International Data Transfers. The Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Company’s service providers, are based in the United States. If the Participant is located outside the United States, the Participant understands and acknowledges that the Participant’s country has enacted data privacy laws that are different from the laws of the United States. The Participant acknowledges that the Personal Data may be transferred to recipients in the member states of the European Economic Area, the UK and other countries that may not be deemed to have “adequate” data protection laws, such as the United States, which has less stringent data privacy laws and protections than those in the country of the Participant’s residence. Further, the Participant acknowledges and understands that the transfer of the Personal Data to the Company, or to any third parties, is necessary for the Participant’s participation in the Plan. The Company’s legal basis for the transfer of the Participant’s Personal Data is to comply with the Company’s contractual obligations to the Participant.
(e) Data Retention. The Participant understands that the Company will use the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of the Participant’s Personal Data would be compliance with the relevant laws or regulations or the pursuant by the Company of respective legitimate interests not outweighed by the Participant’s interests, rights or freedoms. When the Company no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Company will remove it from its systems.
(f)    Data Subject Rights. The Participant understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment and is carried out by automated means. The Participant further acknowledges that the exercise of such rights are subject to the limitations and exemptions under applicable data protection laws and that any request to restrict or delete the Personal Data may affect the Participant’s ability to exercise or realize benefits from the Award, and the Participant’s ability to participate in the Plan. In case of concerns, the Participant understands that the Participant may also have the right to lodge a complaint with the competent local data protection authority. To exercise these rights, the Participant may contact the Company’s Data Privacy Officer.
13. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
14. Clawback Policy. Notwithstanding anything in the Plan to the contrary, the Company or any of its Subsidiaries or Affiliates will be entitled (i) to recoup compensation of whatever kind paid to a Participant under the Plan by the Company or any of its Subsidiaries or Affiliates at any time to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, and (ii) to cancel all or any portion of the Target Cash Award (whether vested or unvested) and/or require repayment of any sums or amounts which were received by the Participant in respect of the Target Cash Award in the event the Company believes in good faith that the Participant has breached any existing protective covenants, including but not limited to confidentiality, non-solicitation, non-interference, or non-competition agreements with the Company or any of its Subsidiaries or Affiliates, and by accepting the Target Cash Award pursuant to the Plan and this Agreement, Participant authorizes such clawback and agrees to comply with any Company request or demand for such recoupment.
15. Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of cash derived from his or her participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that he or she report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.
16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.
18. Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in the courts of Tarrant County, Texas, or the federal courts for the Northern District of Texas, and no other courts where the grant of this Award is made and/or to be performed.
19. Nature of Grant. In accepting the Target Cash Award, the Participant acknowledges, understands and agrees that:
(a) The Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b) The grant of the Target Cash Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;
(c) All decisions with respect to future Awards if any, will be at the sole discretion of the Company;
(d) The Participant is voluntarily participating in the Plan;
(e) The Target Cash Award and any cash payment from the same, are not intended to replace any pension rights or compensation;
(f) The Target Cash Award and any income from the same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g) The future value of Earned Award, if any, is unknown, indeterminable, and cannot be predicted with certainty;
(h) No claim or entitlement to compensation or damages shall arise from forfeiture of the Target Cash Award from the termination of the Participant’s Employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(i) For purposes of the Target Cash Award, the Participant’s Employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer, or any of the Subsidiaries or Affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Target Cash Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of his or her Target Cash Award and Earned Award (including whether the Participant may still be considered to be providing services while on a leave of absence);
(j) Unless otherwise provided in the Plan or by the Company in its discretion, the Target Cash Award and Earned Award and other benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;
(k) Unless otherwise agreed with the Company, the Target Cash Award and any Earned Award acquired under the Plan is not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or Affiliate; and
(l) The following provisions apply only if the Participant is providing services outside the United States:
(1) The Target Cash Award and any value from the same are not part of normal or expected compensation or salary for any purpose; and
(2) Neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Target Cash Award.
20. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
21. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22. Language. The Participant acknowledges that he or she proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement, or any other document related to the Target Cash Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Target Cash Award and the Earned Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24. Participant Acknowledgment. By the Participant’s electronic acceptance of this Agreement, the Participant hereby acknowledges receipt of a copy of the Plan and agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant further acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. Finally, the Participant acknowledges that the Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SABRE CORPORATION

By: _____________________
Name: ___________________
Title: ____________________

__________________________
[Participant’s Name]

Appendix A

The amount of the Earned Award as a percentage of the Target Cash Award will be determined by the Committee in its sole discretion based on the achievement of the following Strategic Deliverables: